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                             EXHIBIT 24



FOR IMMEDIATE RELEASE:


            CIRCON RESPONDS TO U.S. SURGICAL'S TENDER EXTENSION


SANTA BARBARA, CALIFORNIA (OCTOBER 2, 1996) - Circon Corporation (NASDAQ-NMS:
CCON) responded today to U.S. Surgical's latest announcement of a second extension of its tender offer. Richard A. Auhll, chairman of the board, president, and chief executive officer of Circon said, "U.S. Surgical's persistence in attempting to acquire Circon is certainly testimony to the unique strategic position of our Company and the potential benefits of our strategic plan. We remain focused on conducting our business and are trying to not let these activities by U.S. Surgical distract us. The Company is in the process of realizing the growth and cost savings opportunities presented by the merger with Cabot.

"Our ongoing strategic plan presents a very favorable long term growth opportunity for our investors. This growth opportunity has obviously not gone unnoticed by U.S. Surgical.

"Circon has the largest U.S. endoscopy sales force and a dominant share of the U.S. urology endoscopy market. The merger with Cabot and the addition of their Surgitek ureteral stents and other products makes Circon the premier U.S. urology company. Our attention is focused on growing market share in urology and gynecology, introducing new products, expanding our international sales and implementing cost savings initiatives.

"We continue to urge our shareholders not to tender and to urge those who have tendered to withdraw. We do not believe shareholders will realize the true value of their Circon investment if they sell their stock to U.S. Surgical in this tender offer."

Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.


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CONTACTS:
     Judith Wilkinson
     Abernathy MacGregor Group
     (212) 371-5999